Expedia Group Announces $5 Billion Share Repurchase Authorization
SEATTLE, WA – November 2, 2023 – Expedia Group, Inc. (NASDAQ: EXPE) announced today that its Board of Directors has approved a $5 billion share repurchase authorization of the company’s common stock, which is effective immediately and is in addition to the company’s currently outstanding share repurchase authorization.

"The decision to approve a new $5 billion share repurchase authorization reflects our confidence in the long-term outlook of our company and the cash generating power of our business, as well as our commitment to maximizing returns for our shareholders,” said Peter Kern, Vice Chairman and CEO, Expedia Group.

Expedia Group’s share repurchase authorizations do not have fixed expiration dates and do not obligate the company to acquire any specific number of shares. Under the programs, shares may be repurchased in the open market or in privately negotiated transactions. The timing, manner, price and amount of any repurchases will be subject to the discretion of the company and depend on a variety of factors, including the market price of Expedia Group’s common stock, general market and economic conditions, regulatory requirements, and other business considerations.

About Expedia Group
Expedia Group, Inc. companies power travel for everyone, everywhere through our global platform. Driven by the core belief that travel is a force for good, we help people experience the world in new ways and build lasting connections. We provide industry-leading technology solutions to fuel partner growth and success, while facilitating memorable experiences for travelers. Our organization is made up of three pillars: Expedia Product & Technology, focused on the group’s product and technical strategy and offerings; Expedia Brands, housing all our consumer brands; and Expedia for Business, consisting of business-to-business solutions and relationships throughout the travel ecosystem. The Expedia Group family of brands includes: Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, trivago®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, CarRentals.com™, and Expedia Cruises™.

Forward-Looking Statements
This press release contains forward-looking statements, including those regarding Expedia Group’s future shareholder returns, outlook and financial performance. These statements and their underlying assumptions are subject to risks and uncertainties and are not guarantees of future performance. Factors that could cause actual results to differ materially from those expressed or implied by such statements include without limitation the risks and uncertainties described in the “Risk Factors” section of our most recent Annual Report on Form 10-K, as well as our subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. All forward-looking statements are based on management’s current estimates, projections and assumptions, and we assume no obligation to update them.